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                                                                    EXHIBIT 12.1
                                                                    ------------

                         PROJECT ORANGE ASSOCIATES, L.P.
 Ratio of Earnings to Fixed Charges for the five years ended December 31, 1999


                                                                                  12 Months Ended December 31
                                                                   ----------------------------------------------------------------
                                                                    1995           1996          1997          1998           1999
                                                                   ------         ------        ------        ------         ------


                                                                                              (Dollars in thousands)


 1    EARNINGS
 2         Net Income/loss                                         $(2,946)          $ 62       $(2,689)      $ 5,029      $ 14,410
 3         Interest Charges                                         15,333         15,063        14,694         7,364           555
 4
 5         Total Earnings (lines 2 and 3)                           12,387         15,125        12,005        12,393        14,965
 6
 7    FIXED CHARGES
 8         Interest Expense                                         15,333         15,063        14,694         7,364           476
 9         Amortization of debt discount and financing costs             -              -             -             -            79
10
11         Total Fixed Charges (lines 8 + 9)                        15,333         15,063        14,694         7,364           555
12
13    Ratio of Earnings to Fixed Charges (line 5/line 11)              0.8            1.0           0.8           1.7          27.0
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   The ratio of earnings (net income/loss plus interest charges) to fixed charges is computed by dividing earnings by fixed charges. Fixed charges include interest expense and amortization of debt discount and financing costs. The deficiency in earnings for the year ended December 31, 1997 and
   1995 was $2,689,000 and $2,946,000, respectively.